Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the MRC Global Inc. 2011 Omnibus Incentive Plan, as amended, of our reports dated February 20, 2015 relating to the consolidated financial statements of MRC Global Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of MRC Global Inc. and subsidiaries, included in the Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

August 18, 2015